FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-A                      EXHIBIT 20
Monthly Statement to Certificateholders
Servicer:  The Fifth Third Bank
Trustee:  Harris Trust and Savings Bank


                                              Collection Period:                          1-Dec-98             31-Dec-98
                                              Distribution Date:                         15-Jan-99

                                                                                                       Per $1,000 of
                                                                                                          Original
Statement for Class A and Class B Certificateholders Pursuant                                         Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                                               Certificate Amount
                                                                                                     -------------------
(i)    Principal Distribution
           Class A Certificate Amount                                               $ 4,757,361.57       $  12.19816542
           Class B Certificate Amount                                               $   224,168.87       $  12.19767494

(ii)   Interest Distribution
           Class A Certificate Amount                                               $   332,195.22       $   0.85176882
           Class B Certificate Amount                                               $    16,035.79       $   0.87255360

(iii)  Servicing Fee                                                                $    56,105.20       $   0.13738334

(iv)   Class A Certificate Balance (after principal distributions)                  $59,538,488.19
       Class A Pool Factor (after principal distributions)                               0.1526603
       Class B Certificate Balance (after principal distributions)                  $ 2,806,217.48
       Class B Pool Factor (after principal distributions)                               0.1526944

(v)    Total Pool Balance (end of Collection Period)                                $62,344,705.67

                                                                                  Current Period         Cumulative
                                                                                -------------------  -------------------

(vi)   Defaulted Receivables                                                        $   106,762.90       $13,380,630.11
       Liquidation Proceeds                                                             188,526.97         7,157,562.07
                                                                                ===================  ===================
       Aggregate Net Losses                                                         $   (81,764.07)      $ 6,223,068.04
                                                                                ===================  ===================

(vii)  Aggregate Principal Balance of Receivables
         Repurchased by Seller or Servicer:
           Principal Portion                                                        $           --
           Interest Portion                                                         $           --

(viii) Class A Interest Carryover Shortfall                                         $           --
       Class B Interest Carryover Shortfall                                         $           --
       Class A Principal Carryover Shortfall                                        $           --
       Class B Principal Carryover Shortfall                                        $           --

(ix) Reserve Account Balance (after giving effect to payments made
           on the Distribution Date)                                                $ 6,125,764.72

(x) Specified Reserve Account Balance (after giving effect to payments
           made on the Distribution Date)                                           $ 6,125,764.72